Exhibit 99.1

United States Steel Corporation

Public Affairs

600 Grant Street

Pittsburgh, PA 15219-2800

News

Contact:	Media Erin DiPietro 412.433.6845 Analysts/Investors Dan Lesnak 412.433.1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION ANNOUNCES PRICING ON

COMMON STOCK AND CONVERTIBLE NOTES OFFERINGS

PITTSBURGH, April 28, 2009 – United States Steel Corporation (NYSE: X) today announced that it has priced its public offerings of common stock and convertible notes. The offerings were made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission.

The Company announced that it has agreed to sell 23,600,000 shares of its common stock at a public offering price of $25.50 per share. The Company has also granted the underwriters a 30-day option to purchase up to an additional 3,540,000 shares of common stock on the same terms and conditions to cover over-allotments, if any.

The Company also announced the pricing of its public offering of $750,000,000 aggregate principal amount of 4.00% Senior Convertible Notes due 2014 (the “Notes”). The Company has granted the underwriters a 30-day option to purchase up to an additional $112,500,000 aggregate principal amount of the Notes on the same terms and conditions to cover over-allotments, if any. The Notes will pay interest semi-annually in arrears at a rate of 4.00% per year and will mature on May 15, 2014, unless earlier repurchased or converted. Holders may convert their Notes into shares of common stock at their option any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially

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be 31.3725 shares of common stock per $1,000 principal amount of Notes (representing an initial conversion price of approximately $31.875 per share of common stock), subject to adjustment in certain circumstances.

The Company intends to use the net proceeds from the offerings to repay amounts outstanding on its $500 million three-year term loan due 2010 and its $500 million five-year term loan due 2012. The remaining proceeds from the offerings will be used for general corporate purposes. As of March 31, 2009, there was approximately $180 million and $475 million outstanding on the Company’s three-year term loan and five-year term loan, respectively.

J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint book-runners for the common stock offering. J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are the joint book-runners for the convertible note offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplements or shelf registration statement or prospectus. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. Final prospectus supplements relating to the offerings will be filed with the Securities and Exchange Commission.

Copies of the prospectuses meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from J.P. Morgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or by telephone at (718) 242-8002, Morgan Stanley, Prospectus Department, 180 Varick Street 2/F, New York, New York 10014 or by telephone (866) 718-1649, Merrill Lynch, Prospectus Department, 4 World Financial Center, New York, New York 10080 (for copies of the preliminary prospectus

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supplement relating to the common stock offering) or from Goldman Sachs, Prospectus Department, 85 Broad Street, New York, New York 10004 or by calling 212-902-1171 (for copies of the preliminary prospectus supplement relating to the convertible notes offering), and at www.sec.gov.

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Cautionary Statement

This release contains forward-looking statements with respect to market conditions and proposed offerings. U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2008, and in subsequent filings for U. S. Steel, including the Form 10-Q of U. S. Steel for the quarter ended March 31, 2009.

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2009-031

For more information about U. S. Steel, visit www.ussteel.com.

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